Exhibit 10.23

July 1, 2026

Matthew Bromberg

Via E-mail

Dear Matthew,

It is a pleasure to offer you the position of member of the board of directors (the “Board”) of Jersey Mike’s Subs Inc., a Delaware corporation (the “Company”).

The Company is pleased to offer you the following:

Title:

Member of the Board and, as determined in the sole discretion of the Board, member and/or chair of committees of the Board and/or the board of directors (or equivalent governing bodies) of any of the Company’s subsidiaries (and committees thereof).

Start Date:

As you may be aware, the Company is evaluating a possible initial public offering (“IPO”). Your position as a member of the Board will commence in connection with the pricing of the IPO. In the event the IPO does not occur, you and the Company will discuss and agree upon a start date in good faith.

Annual Retainer:	$125,000 per year payable in cash quarterly in arrears and pro-rated for any partial year of service. For the avoidance of doubt, there will be no additional fees paid on a “per meeting” basis.

Board Meetings; Expenses:

You will be expected to attend (in person or telephonically) all meetings of the Board and any committee of the Board on which you serve. You will be eligible for reimbursement for reasonable business expenses incurred in connection with your service on the Board, subject to any restrictions on such expenses set by the Company with respect to members of the Board and to reasonable substantiation and documentation for such expenses as may be specified by the Company from time to time.

Incentive Equity:

You will be eligible to participate in the Company’s equity incentive program as in effect from time to time. Following consummation of the IPO and the commencement of your role on the Board, we expect to grant you an initial award of restricted stock units (“RSUs”) with an aggregate grant date fair value equal to $125,000, which shall vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the regular annual meeting of stockholders of the public company that occurs in the year immediately following the year in which the grant date occurs, subject to your continued service through the applicable vesting date. In addition, subject to the completion of the IPO and pursuant to the terms any director compensation policy established by the Company, it is anticipated that you will receive annual equity awards during your service on the Board. Your initial equity award, in addition to any future equity awards, will be subject to final approval by the Company’s compensation committee or Board. These awards will be governed by the terms of the applicable equity incentive plan, award agreement(s) to be executed by you, and any other applicable governing documentation.

Benefits/Withholding Taxes:

You will not be entitled to participate in the Company’s (or any of its affiliates’) employee benefit plans. In addition, you will have full responsibility, and neither the Company nor any of its affiliates shall have any responsibility, for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to any compensation paid hereunder, or in respect of any equity-based awards that you receive from the Company or any affiliate.

Term:

None. You understand that when you are engaged by the Company, your services will be terminable “at will,” which means that you may be removed from your position at any time by the shareholders of the Company or the Board and you may resign from your position for any reason at any time by providing written notice to the Company. The annual retainer and all expense reimbursements will cease upon the termination of your membership on the Board for any reason whatsoever.

This offer is contingent upon your acceptance of the terms of the offer set forth herein, including the restrictive covenants set forth on Annex A hereto, by signing the acknowledgment at the bottom of this letter (this “Letter Agreement”). If you accept engagement with the Company, federal law requires you to produce documents establishing your identity and work authorization. The Company cannot legally engage you to provide services if you do not produce such verification. In addition, the Company reserves the right to conduct (and you hereby consent and agree to the conduct of) background investigations and/or reference checks on all of its potential members of the Board.

You will be subject to any policies implemented by the Company applicable to non-employee directors generally, including any policies adopted in connection with the IPO.

This Letter Agreement, including Annex A, contains the entire understanding of the parties with respect to your service on the Board and your compensation therefore, and supersedes all prior agreements and understandings (including, without limitation, any verbal agreements or understandings) between you and the Company. If the Company or any of its affiliates is or becomes a party to one or more agreements with you, such other agreement(s) shall remain in full force and effect and continue in addition to this Letter Agreement, including, without limitation, any covenants pertaining to confidentiality, nondisclosure, non-competition, intellectual property, non-solicitation and non-disparagement applicable to you.

You hereby acknowledge and agree that your services as described herein do not violate or conflict with any agreement, arrangement, or other obligation (whether legal or fiduciary) to which you are subject, and in the event that, following the Start Date, there is a potential conflict of interest, you will report the conflict to the Board as promptly as possible and excuse yourself from dealings on that matter until such time as the Board provides direction to proceed. You will be subject to the Company’s standard indemnification rights on the same terms as provided to other members of the Board.

If you agree with the terms and conditions set forth in this Letter Agreement, please indicate your acceptance by signing the acknowledgement at the bottom of this Letter Agreement and returning a copy to the Company (electronic form permissible).

We look forward to having you become an integral part of the Company’s strategy as a member of the Board and believe you will find this new opportunity rewarding.

Should you have any questions, please do not hesitate to reach out to me.

[Signature Page(s) to Follow]

Exhibit 10.23

Sincerely,

JERSEY MIKE’S SUBS INC.

/s/ Nigel Travis
By: Nigel Travis
Its: Authorized Signatory

ACKNOWLEDGEMENT AND ACCEPTANCE

OF

OFFER

I, Matthew Bromberg, hereby acknowledge acceptance of the offer as outlined in the attached letter, dated July 1, 2026 (the “Letter Agreement”), for the position of member of the Board of Directors of Jersey Mike’s Subs Inc. (the “Board”). I accept engagement under the terms and conditions set forth in the Letter Agreement as of the Start Date (as set forth in the Letter Agreement).

/s/ Matthew Bromberg	July 8, 2026
Matthew Bromberg	Date

Annex A

Restrictive Covenants

1. Non-Compete. During your Service (as defined below) and until 24-month anniversary of the date of termination of your Service (the “Restricted Period”), you shall not, directly or indirectly, individually or on behalf of any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”) other than the Company Group, whether for compensation or otherwise, in any Restricted Area, (a) engage in any Restricted Business, (b) enter into the employ of, or render any services to, any Person engaged in any Restricted Business, (c) have an interest in any Person that engages, directly or indirectly, in any Restricted Business, or (d) other than in the context of the exercise of your rights and performance of your obligations as an employee of or other service provider engaged by the Company Group, interfere in any material respect with the business relationships (whether formed prior to or after the date of this Letter Agreement) between any member of the Company Group and any client, customer, vendor or supplier, or any similar business relationships, of the Company Group. Notwithstanding the foregoing, you may own, directly or indirectly, solely as a passive investment, securities of any other Person if you do not, directly or indirectly, own 1%, in the aggregate, of any class of securities of such other Person; provided further, that during your Service to the Company or any member of the Company Group, such exception shall only apply with respect to publicly traded securities. For purposes of this Letter Agreement, (A) “Restricted Area” shall mean within fifty (50) miles of any “Jersey Mike’s” store or office location in the United States, as well as any foreign country, state, province or territory in which the Company Group operates or conducts business or, as of the date of the termination of your Services, has plans to operate or conduct business in the future, in each case, at any time during the Restricted Period, (B) “Restricted Business” shall mean (i) any business which derives at least ten percent (10%) of its gross annual revenue from the sale of any Competing Products, (ii) any business, activity, enterprise or venture where you devote the majority of your business time, skill or efforts to the establishment or development of, or operations related to, any Competing Product, and (iii) the following businesses: Subway, Jimmy John’s, Firehouse Subs, Potbelly Subs, Planet Subs, McAlister’s Deli, Schlotzky’s, Arby’s, Panera Bread, and Mr. Goodcents (including, in each case, any affiliates of such businesses), and (C) “Competing Products” means (i) sandwiches (including, without limitation, submarine-style, deli-style sandwiches or wraps) and (ii) any other food- or beverage-based products that any member of the Company Group sells during the course of your Service or has taken substantial steps towards developing during your Service if, in the case of clause (ii) only, such products represent more than five percent (5%) of the Company Group’s gross annual revenue at any point during your Service. You acknowledge that the geographic restrictions set forth in this Section 1 are reasonable and necessary to protect the goodwill of the business conducted by the Company, Jersey Mike’s HoldCo, LLC and their subsidiaries and controlled affiliates (the “Company Group”). For purposes of this Annex A, the term “Service” means your service as a part- or full-time employee or consultant, board member, or advisor of the Company or any other member of the Company Group (as applicable).

2. Non-Solicitation; Non-Interference. During the Restricted Period, you shall not, directly or indirectly, on your own behalf or on behalf of any other Person, (i) solicit or attempt to solicit business from franchisees, business partners, vendors, suppliers, area directors, distributors, licensees, licensors or other business relations of the Company Group, (ii) interfere or attempt to interfere with the Company Group’s business relationship with its business partners, vendors, suppliers, franchisees, area directors, distributors, licensees, licensors or other business relations (including by making any disparaging statements about the Company Group), or (iii) submit, solicit, encourage or discuss any proposal, plan or offer to acquire an interest in any of the Company Group’s identified potential acquisition targets which are known to you or were otherwise identified during your Service to the Company or any other member of the Company Group.

3. Non-Solicitation of Employees. During the Restricted Period, you shall not, directly or indirectly, other than on behalf of the Company Group (i) solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, independent contractor or other service provider to terminate his or her relationship with the Company Group or (ii) hire, employ or otherwise engage any such individual; provided, that the foregoing shall not (A) prohibit you from engaging in general solicitations (including by use of a search firm or an employment agency) for employees or independent contractors or from hiring such individuals as a result of their response to such solicitation, so long as such solicitation is general in nature and does not specifically target such employees or independent contractors, or (B) apply with respect to any employee, independent contractor or other service provider whose employment or other engagement by the Company Group terminated at least 12 months prior to such solicitation, hiring, employment or engagement.

4. Non-Disparagement. You shall not, whether in writing (electronically or otherwise) or orally, malign, denigrate, or disparage the Company, any other member of the Company Group, or any of their respective predecessors or successors, or any of their respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives, with respect to any of their respective past or present activities, or otherwise publish (whether in writing (electronically or otherwise) or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. Nothing in this section shall preclude you from responding truthfully to a lawful subpoena or other compulsory legal process or providing truthful information otherwise required by law.

5. Intellectual Property. “Intellectual Property” means any intellectual property, including any idea, creation, invention, design, design patent, patent, copyright, trademark, trade dress, logo, goodwill, know-how, technique, technology, Trade Secret, strategic plan, software or program requirement, code, flow chart, diagram, supply source, drawing, blueprint, description, specification, sample, instruction, formula, invention, method, process, or other similar material. Any Intellectual Property developed within the scope of and during your Service, whether developed during work hours or after hours, and whether developed solely by you or by your effort combined with the effort of the Company Group’s consultants, designers, agents, vendors, customers, other employees, is a “work made for hire” and is the Company Group’s sole property. Notwithstanding the foregoing, in the event that any such Intellectual Property is not deemed to be a “work made for hire,” you hereby assign and agree to assign to the Company Group all rights, title, or interest in and to that Intellectual Property and in and to any results or proceeds.

(a) Disclosure of Prior Inventions. You have identified on Annex B all inventions, ideas, and expressions of ideas relating in any way to the Restricted Business or demonstrably anticipated research and development that were made by you prior to your Service (“Prior Inventions, Ideas, and Expressions of Ideas”), and you represent that such list is complete. You agree that you will not incorporate, or permit to be incorporated, such Prior Inventions, Ideas, and Expressions of Ideas in any Company Group Intellectual Property without the Company’s prior written consent. If there is no such list on Appendix B, you represent that you have made no such Prior Inventions, Ideas, and Expressions of Ideas at the time of signing this Letter Agreement.

(b) Ownership of Company Inventions; Copyrights. You hereby agree promptly to disclose and describe to the Company, and hereby assign and agree to assign to the Company or its designee, your entire right, title, and interest in and to all Intellectual Property, inventions, ideas, and expressions of ideas, including any associated intellectual property rights, that you may solely or jointly conceive, develop, or reduce to practice during the period of service to the Company Group and any future inventions as described below (“Company Inventions”). You acknowledge that all original works of authorship that are made by you (solely or jointly with others) within the scope of your Service and that are protectable by copyrights are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.§ 101). To the extent that any such works are not so considered a “work made for hire” under applicable law or copyrightable subject matter, then such works will be deemed, upon creation, to be assigned to the Company automatically without further compensation or action by either party, and you hereby assign such works to the Company.

(c) Future Inventions. You recognize that Company Inventions or Confidential Information relating to your activities while working for the Company and conceived or made by you, alone or with others, within one (1) year after termination of service may have been conceived in significant part while providing services to the Company Group. Accordingly, you agree that such post-service inventions and proprietary information will be presumed to have been conceived during service to the Company Group and are to be assigned to the Company automatically without further compensation or action by either party, and you hereby assign such works to the Company.

(d) Cooperation in Perfecting Rights to Copyrights and Inventions. You agree to perform, during and after service, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Intellectual Property and Company Inventions hereby assigned to the Company. In the event the Company is unable for any reason to secure your signature to any document required to apply for or execute any patent, copyright, or other applications with respect thereto (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agents and attorneys in fact to act for and on your behalf and instead of you, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other rights thereon with the same legal force and effect as if executed by you.

(e) Disclosure. You are hereby notified that the provisions of this Letter Agreement do not apply to (i) any invention for which no equipment, supplies, facility, or Trade Secret information or Intellectual Property of the Company Group was used and which was developed entirely on your own time and (1) which does not relate (a) directly to the Restricted Business or (b) to the Company’s actual or demonstrably anticipated research or development, and (2) which does not result from any services performed by you for the Company Group or (ii) any Intellectual Property, to the extent such application would violate any applicable law.

6. Confidential Information. You acknowledge that the Confidential Information obtained by your during your Service is the property of the Company Group. Therefore, you agree that you shall not disclose to any unauthorized person or use for your own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of any act or omission by you in violation of this letter; provided, however, that if you receive a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process, or similar process, you shall (i) to the extent practicable and not prohibited by law, notify the Company promptly, and consult with and assist (to the extent practicable and not prohibited by law) the Company, at the Company’s expense, in seeking a protective order, (ii) in the event that such protective order is not obtained, or if the Company waives compliance with the terms hereof, disclose only that portion of the Confidential Information which is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. For purposes of this Letter Agreement, “Confidential Information” includes all non-public information (whether a Trade Secret or not and whether proprietary or not) relating to the Company Group’s business, and its owners (including Blackstone Inc. and its affiliates) or their family members, that the Company Group either treats as confidential, is of value to the Company Group, or is important to the Company Group’s business and operations, including but not limited to the following specific items: Trade Secrets, actual or prospective customers and customer lists; sales; actual and prospective pricing; rebate information; products; know-how; recipes; proprietary food preparation techniques; industrial engineering; manufacturing processes, methods and techniques; research and development; designs, patents, trademarks, copyrights and any other intellectual property; information systems and software; business plans, budgets, forecasts and projections; negotiations and contracts; financial statements; loan agreements; raw materials, raw material usage and raw material costs; all cost and expense data regarding any area of the Company Group’s business; marketing strategies; information regarding the specific needs and requirements of the Company Group, its customers, vendors and suppliers; employment and personnel information, benefits and benefit plans and employee compensation; licenses; licensors; real and personal property leases and lease terms; legal matters; non-public information relating to the Company Group’s owners and their family members; any other non-public business information regarding the Company Group, including but not limited to any information or documents labeled “Confidential” or “Secret;” or any information, data or documents for which a reasonable person would know is of a confidential or proprietary nature, including but not limited to this Letter Agreement and the negotiations leading to it.

Confidential Information does not include information that:

(a) You can demonstrate was already in the public domain when it was disclosed to you; or

(b) Becomes part of the public domain under circumstances other than your direct or indirect unauthorized act or omission.

Nothing in this Letter Agreement is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. Pursuant to the federal Defend Trade Secrets Act, you cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal. The Company Group will not retaliate against the individual in any way for a disclosure made in accordance with the law. In the event a disclosure is made, and the individual files a lawsuit against the Company Group alleging that the Company Group retaliated against the individual because of your disclosure, you may disclose the relevant trade secret or confidential information to your attorney and may use the same in the court proceeding only if (i) you ensure that any court filing that includes the trade secret or confidential information at issue is made under seal; and (ii) you do not otherwise disclose the trade secret or confidential information except as required by court order.

7. Trade Secret. “Trade Secret,” is defined as set forth under the federal Defend Trade Secrets Act, 18 U.S.C. § 1836 et seq., as amended, and all applicable state laws, including but not limited to the laws of the State of Delaware, as amended, and will include information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that is not commonly known by or available to the public and that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8. Scope and Enforcement of Covenants.

(a) You acknowledge that the provisions of this Annex A are in consideration of the compensation provided for under this Letter Agreement and for other good and valuable consideration as set forth in the Letter Agreement. In addition, you agree and acknowledge that the restrictions contained in Sections 1 through 7 do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. In addition, you agree and acknowledge that the potential harm to the Company Group of the non-enforcement of this Annex A outweighs any potential harm to you of their enforcement by injunction or otherwise. You acknowledge that you have carefully read this Annex

A and have given careful consideration to the restraints imposed upon you by this Annex A, and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company Group now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Annex A is reasonable with respect to subject matter and time period. It is specifically recognized by you that your services to the Company or any of its affiliates are special, unique, and of extraordinary value, that the Company Group has a protectable interest in the obligations imposed on you as provided in this Annex A and that money damages are insufficient to protect such interest, that there is adequate consideration being provided to you hereunder, that such prohibitions would be necessary and appropriate without regard to payments being made to you hereunder, and that the Company would not enter the Letter Agreement with you without the restrictions in this Annex A. You further acknowledge that the provisions of this Annex A are separate and independent of the other sections of the Letter Agreement. In the event that the agreements in this Annex A shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action. The period of time during which the provisions of Sections 1, 2 and 3 shall be in effect shall be extended by the length of time during which you are in breach of the terms thereof.

(b) Notwithstanding anything to the contrary herein, you acknowledge and agree that (i) the Company may amend any provision of this Annex A as it may deem in its discretion to be necessary or advisable to conform such provision to the requirements of, or increase the enforceability of such provision under, applicable law, and no such amendment shall require your consent so long as such amendment does not impose a greater restraint on you than is imposed by such provision as in effect prior to such amendment, and (ii) the Company may, in its discretion, elect to provide additional consideration to you as the Company may deem necessary or advisable to conform any provision of this Annex A to the requirements of, or increase the enforceability of such provision under, applicable law; provided, that in each case of (i) and (ii), the Company shall provide prompt written notice thereof to you.

9. Independent Obligations. The provisions of this Annex A are intended to be cumulative and are intended to be your independent obligations, and shall not be affected by any similar provisions contained in any other agreement entered into by you and any member of the Company Group or any policy adopted by any member of the Company Group applicable to its directors generally.

* * *

Annex B

Prior Inventions, Ideas, and Expressions of Ideas

Listed below are any Prior Inventions, Ideas, and Expressions of Ideas of Matthew Bromberg as defined in Annex A:

B-1